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                                                                    EXHIBIT 10.8

    Mitsubishi Electronics America, Inc./Skysite Communications Corporation
                                   Agreement

This Agreement is made and entered into as of the 7/th/ day of November, 1997 by and between Mitsubishi Electronics America, Inc., a corporation duly organized and existing under the laws of Delaware, with offices at 12007 Sunrise Valley Drive, Suite 220, Reston, Virginia 20191 (hereinafter "MELA") and Skysite Communications Corporation, a Delaware corporation having its principal place of business at 11500 Sherman Way, North Hollywood, California 91605 ("Skysite").

                                  WITNESSETH:

WHEREAS, MELA sells a line of mobile satellite communications terminals and accessories including, but not limited to, the OmniQuest phone; and

WHEREAS, Skysite desires to buy such products from MELA for resale to dealers and other resellers; and

WHEREAS, all sales of products to Skysite shall be governed by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

I.     Definitions

1.1 "Products" means only those mobile satellite communications terminals and accessories bearing the Mitsubishi trademark described in Exhibit A attached to and made a part of this Agreement, as amended by MELA from time to time upon notice to Skysite.

1.2 "Territory" means the United States of America, Puerto Rico, the U.S. Virgin Islands, and U.S. coastal waters up to 200 miles on or over ocean areas outside the territory of any foreign country.

II.    Appointment of Skysite

2.1 MELA hereby appoints Skysite, and Skysite hereby accepts appointment, on a non-exclusive basis, as an authorized Distributor of Products in the Territory, subject to the terms and conditions set forth in this Agreement, including the exhibits hereto. MELA reserves the unrestricted right to appoint other Distributors and to itself sell Products within the Territory.

III.   Obligations and Warranties

III.A  SkySite's Obligations and Warranties

Skysite shall:

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3A.1  Use its best efforts to promote the sale of Products and the goodwill of
MELA throughout the Territory in accordance with MELA'S marketing policies and procedures as provided to Skysite;

3A.2 Maintain adequate facilities and sufficient qualified personnel to enable Skysite to perform its obligations under this Agreement;

3A.3 Sell Products within the Territory exclusively to end users and/or retail dealers pursuant to agreements with such dealers which establish their limited right to resell Products within the Territory only to bona fide end users;

3A.4 Purchase and maintain on site a sufficient inventory of the Products to satisfy promptly the orders of its customers;

3A.5 Provide such reports as MELA may reasonably request, including but not limited to monthly point-of sales reports by the tenth day of each month for the preceding month;

3A.6 Make reasonable efforts to handle to the customer's satisfaction all matters relating to the sale of Products in the Territory and immediately report to MELA each charge, complaint or claim received by Skysite involving any Products;

3A.7 Conduct business in a manner that will reflect favorably at all times on Skysite, MELA and the Products; and

3A.8 Comply with all applicable federal, state and local laws, ordinances and regulations in connection with its promotion and sale of Products.

III.B MELA's Obligations and Warranties

MELA shall:

3B.1 Provide the Products to Skysite at the prices and on the terms and conditions specified in this Agreement and Exhibit A;

3B.4 Make reasonable efforts to handle complaints or claims from customers regarding the Products passed on to MELA by Skysite;

3B.6 Comply with all applicable federal, state and local laws, ordinances and regulations in connection with MELA's sale of Products to Skysite.

IV.  Terms of Sale to Skysite

4.1 Skysite shall purchase Products solely upon the terms and conditions contained in this Agreement. Any different terms and conditions in Skysite's purchase order forms or other writings shall not be binding upon the parties.

4.2 Payment for Products purchased by Skysite shall be in accordance with the invoices therefor, without deduction of any kind that has not been authorized in advance by credit memorandum from MELA. All prices are F.O.B. MELA's Rancho Dominguez, California shipping point and are subject to change by MELA at any time upon thirty (30) days notice to Skysite. Price quotations based on estimated quantities are subject to increase in the event actual quantities purchased are less than the estimated or projected quantities.

4.3 MELA shall notify Skysite in the event of an announced reduction in the price of Products and the effective date of such reduction. In the event that a decrease in price for the Products becomes effective after MELA accepts an order from Skysite for the Products but priot to shipment of the Products which are the subject of such order, the price of the Products ordered shall be the price in effect at the time of shipment. Within ten (10) days of Skysite's receipt of MELA's notice of a price reduction, Skysite shall provide MELA with a list of Products in its inventory purchased from MELA within thirty (30) days prior to the date of such reduction. Subject to MELA's verification of the listed Products, MELA shall issue to Skysite a credit memorandum covering the difference in price of such Products.

4.4 Title and risk of loss or damage to all Products sold by MELA to Skysite shall pass to Skysite upon delivery of Products by MELA to the carrier. MELA shall, if not otherwise directed by Skysite, without incurring any liability, exercise its own discretion in selecting the method of shipment and the carrier. Skysite shall have the responsibility to file any claims with the carrier.

4.5 Prices do not include any taxes, levies, duties and fees of any kind, nature or description whatsoever applicable to the sale of any Products by MELA to Skysite, and Skysite shall forthwith pay to MELA all such sums upon demand, except for any such taxes as to which Skysite shall provide MELA, at the time of the submission of its purchase order, documentation acceptable to MELA and the appropriate taxing authority establishing exemption therefrom. The parties acknowledge that no such taxes, levies, duties and fees are currently due or pending.

4.6 Delivery dates as set forth in any purchase order or confirmation thereof are only estimates. MELA shall not be liable to Skysite, and Skysite shall not be relieved of its obligation to accept such shipment, by virtue of any delay in or failure of delivery.

4.7 MELA may allocate available inventory of Products among its customers, but in such a manner as MELA, may, in its sole discretion, deem appropriate.

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4.8   All purchase orders for Products are subject to acceptance by MELA, and
MELA shall have the right at any time, in its sole discretion, to reject or to decline to fill any purchase order, either in whole or in part.

4.9 MELA shall have the right, at any time, to effect changes in, or discontinue the sale or availability of, any or all of the Products, as well as any parts or components thereof without notice or liability to Skysite upon thirty (30) days notice to Skysite.

4.10 MELA provides end users a written limited warranty specifically applicable to each model of Products. A copy of MELA's current limited warranty is attached hereto as Exhibit B and made a part hereof. MELA may, at its sole option, change the duration and terms of such warranties at any time upon written notice to Skysite. Such warranties shall establish exclusively the extent of MELA's responsibilities for any failure of or defect in Products.

4.11 MELA shall make the final determination, in its sole discretion, whether any Product is covered by the End User Limited Warranty. Without limiting MELA's discretion to make such final determination, MELA may determine that a Product is ineligible for service under such warranty if: (a) the Product has been altered or repaired other than with authorization from MELA and in accordance to its approved procedures; (b) the Product has been subjected to misuse, abuse, accident, improper maintenance or negligence; or (c) the Product has had a serial number or any part thereof altered, defaced or removed. If MELA determines that a warranty claim was improperly made, MELA shall so advise Skysite, and, in such event, Skysite shall pay to MELA upon invoicing by MELA
(x) for service performed, at MELA's then-current rates, (y) for replacement parts, if any, at MELA's then-current prices and (z) for freight and handling for returning the Product to Skysite.

4.12 MELA MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY PROVIDED IN MELA'S WRITTEN LIMITED WARRANTIES AS IN EFFECT FROM TIME TO TIME. THE IMPLIED WARRANTIES OF MECHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE ARE HEREBY DISCLAIMED AND EXCLUDED. MELA SHALL NOT BE LIABLE TO SKYSITE OR ANY THIRD PARTIES FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

V.    Minimum Volume Commitment, Prices and Marketing Funds

5.1 During the initial term of this Agreement, Skysite shall purchase and take delivery of the OmniQuest phones in the quantities, at the prices and pursuant to the schedule set forth in Exhibit A to this Agreement (the "Minimum Volume Commitment"). Upon execution of this Agreement, Skysite shall deliver to MELA its purchase order for the Minimum Volume Commitment (MVC).

5.2 MELA shall provide Skysite with a number of OmniQuest units equal to 1% of the Minimum Volume Commitment as "hot swap" consigned inventory to be used by Skysite in its over the counter exchange program for claims covered under MELA's limited warranty.

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5.3    The initial prices for the Products shall be those specified in Exhibit A to this Agreement. MELA reserves the right to increase or decrease any prices for the Products at any time, with notice to Skysite after the effective date of such increase or decrease. Skysite acknowledges that the prices specified in Exhibit A are based on Skysite's commitment to comply with the MVC and that the prices shall be adjusted if Skysite does not meet this commitment. In the event that Skysite does not comply with the MVC, MELA shall have the right to determine price adjustments for all Products purchased thereafter pursuant to this Agreement during such term based upon the number of Products actually purchased by Purchaser, as provided in the manufacturer's price list. In the event MELA increases prices for the products for reasons other than non-compliance with MVC, then Skysite may within 30-days of such increase reduce the MVC for all periods thereafter.

5.4 Skysite may reschedule the delivery of a shipment of OmniQuest phones under any purchase order with a minimum of ten days' notice to MELA prior to the originally scheduled shipment date under such purchase order. A purchase order may only be rescheduled once, up to a maximum of 60 days after the originally scheduled shipment date. In addition, Skysite may, in a single instance with respect to each purchase order, request an increase in the quantity of Product to be delivered, on no less than ten days' prior notice to MELA and MELA shall use every reasonable effort to accommodate such change.

5.5 MELA shall provide Skysite with a marketing credit of $100 per OmniQuest unit purchased by and delivered to Skysite under this Agreement. Skysite shall use these marketing funds to support the OmniQuest phone and to assist Skysite in selling the phones to dealers and resellers. In addition, Skysite shall receive a 10% rebate on all OmniQuest phones in excess of the Minimum Volume Commitment purchased by and delivered to Skysite before October 31, 1998. MELA shall specify these monies as credits on its invoices to Skysite.

5.6 In the event Skysite fails to purchase the Minimum Volume Commitment, Skysite shall pay to MELA as liquidated damages, and not as a penalty, an amount equal to $200.00 times the number of units which Skysite fails to purchase. The Minimum Volume Commitment shall be reduced by the number of units ordered by Skysite which MELA fails to deliver for reasons not attributable to Skysite or force majeure.

VI.    Training

6.1 MELA shall include an operator's manual with each unit mobile satellite phone and push-to-talk microphone purchased by Skysite under this Agreement. In addition, MELA shall, at no additional charge to Skysite, provide such training as MELA determines to be reasonably necessary to support Skysite's level of purchases of Products and to train Skysite's personnel in the operation, use and maintenance of the Products. All costs associated with attending training classes, such as transportation, lodging, and meals, shall be at Skysite's sole cost. The number, location, size and scheduling of classes shall be in MELA's sole discretion.

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VII.  Export Control

7.1 MELA is selling the Products to Skysite for resale and use within the United States. If Skysite chooses to export any Product (or any technology related thereto), Skysite shall be responsible for complying with the United States Export Administration Act as amended from time to time, with the Export Administration Regulations promulgated from time to time thereunder and with all other export laws and regulations of the United States and all amendments, modifications or additions thereto, including all laws and regulations relating to re-export. Skysite shall indemnify and hold MELA harmless from any liability, damages, costs and expenses arising from or connected with a breach of Skysite's obligations under this Article.

7.2 Skysite shall execute any documents reasonably requested by MELA (including written assurances of non-reexportation) including but not limited to Exhibit D attached, for the purpose of complying with the United States laws and regulations referred to in Section 7.1.

VIII.  Skysite's Financial Condition

8.1 Skysite shall make available to MELA such publicly available financial reports and data as MELA may from time to time reasonably request to determine Skysite's financial condition. MELA shall provide Skysite with a 30 day, non-interest bearing line of $200,000 line of credit to be used solely for the purchase of Products under this Agreement; provided, however, MELA reserves the right at all times, either generally or with respect to any specific purchase order, to change or limit the amount or duration of credit allowed to Skysite. MELA may, at its option, require that all shipments to Skysite be made on a C.O.D. basis or other arrangement protecting MELA's interest. Skysite shall execute and deliver such security agreements, financing statements and other agreements, instruments, UCC forms and other documents as MELA shall request to protect MELA's interest in the Products and all proceeds thereof.

IX.  Indemnity and Insurance

9.1 Skysite shall indemnify and hold harmless MELA from all liabilities, losses, costs, damages, judgments and expenses, including attorney's fees and costs, arising out of or related to any breach of this Agreement by Skysite or other activities of Skysite, including its officers, employees and agents under this Agreement.

9.2 During the term of this Agreement, Skysite shall maintain in full force and effect fire and extended coverage insurance covering all its inventory of Products and parts and components therefor in an amount not less than the purchase price thereof. Such policy shall name MELA as an additional insured and shall provide that it will not be canceled or modified without at least 30 days prior written notice to MELA. Upon execution of this Agreement, Skysite shall furnish MELA with certificates of insurance evidencing the existence of such coverage.

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X.  Trademarks

10.1 Skysite acknowledges that Skysite has no rights or interests in any trade name or trademark used on or affixed to any Products or owned, used or claimed by MELA. Skysite shall not use any trademark or trade name as part of its corporate or business name. Skysite shall have the right to use such trademarks and trade names as appear on the Products and on MELA's promotional materials therefor in any manner approved by MELA. Skysite shall not remove, alter or obliterate any trademarks or country of origin markings which appear on Products.

XI.  Confidentiality

11.1 The terms of the Confidentiality Agreement, dated November 7/th/, 1997, between Skysite and MELA shall apply to this Agreement as though fully incorporated herein. A copy of the Confidentiality Agreement is attached as Exhibit C to this Agreement.

XII.  Term and Termination

12.1 Unless sooner terminated in accordance with this Article 12, this Agreement shall have an initial term of one (1) year from the date first above written. Thereafter, this Agreement shall be renewed automatically for successive for one-year terms.

12.2 Either party may terminate this Agreement at any time during the initial or any renewal term with cause or without cause by giving the other party notice of termination (a) immediately if with cause and (b) not less than 30 days prior to the effective date of termination if without cause.

12.3 This Agreement shall terminate automatically without any notice if either party: (a) ceases to function as a going concern; (b) is adjudged insolvent or bankrupt; (c) institutes or has instituted against it any proceeding seeking relief, reorganization or arrangement under any laws relating to bankruptcy; (d) makes an assignment for the benefit of creditors; (e) has appointed a receiver, liquidator or trustee of any of its property or assets; or (f) liquidates, dissolves or winds up its business.

12.4 Immediately upon termination of this Agreement: (a) except for the sale in the ordinary course of business of inventory not repurchased by MELA, Skysite shall cease to represent itself as an authorized Distributor for the Products and shall discontinue all conduct or representations which might lead Skysite's customers or the public to believe that Skysite is authorized by MELA to sell Products; and (b) all amounts payable by Skysite to MELA shall become immediately due and payable.

12.5 In the event MELA terminates this Agreement without cause, MELA shall, at Skysite's request, repurchase from Skysite all or any part of Skysite's inventory of Products, at the lower of the then prevailing price to Distributors for such Products or the net price paid by Skysite for the Products, upon condition that Skysite pay all transportation and other costs connected with shipping

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such Products to MELA. Within five (5) days following receipt of notice of termination, Skysite shall furnish MELA a schedule of such Products which are new, undamaged and in their original packaging. MELA shall have the right for thirty (30) days following receipt of Skysite's inventory schedule to inspect Skysite's inventory. MELA shall give notice of its election to repurchase all or part of such scheduled inventory after completion of MELA's inspection of such inventory or after expiration of the inspection period if no inspection is conducted.

12.6 Termination of this Agreement shall not release Skysite from the obligation to apply all sums which may be owing to MELA, whether then or thereafter due, or operate to discharge any liability that has been incurred by Skysite prior to any such termination. Neither party shall be liable to the other for damages of any nature, whether direct, indirect, incidental, consequential or otherwise, as a result of the termination of this Agreement, including but not limited to any claims for lost profits, loss of goodwill or expenditures made or omitted in reliance on the continuation of this Agreement.

XIII.  No Agency

13.1 The relationship between MELA and Skysite is that of vendor and purchaser. This Agreement does not establish a franchise, joint venture, agency or partnership between the parties, nor does it create an employer-employee relationship. Skysite is an independent contractor and shall not have authority or power to bind MELA, to create any liability binding upon MELA, to incur any obligation on behalf of MELA nor to represent that MELA is in any way responsible for Skysite's acts or omissions. Skysite shall be solely responsible for all investments made and expenses incurred in connection with the establishment and operation of its business, and MELA shall have no obligation to Skysite in connection with any such investment or expenses.

XIV.  Intellectual Property Rights

14.1 Subject to the conditions set forth in this article, MELA shall, at its own expense indemnify and defend or at its option settle any claim, suit or proceeding brought against Skysite for infringement of any United States patent or copyright in connection with any Products supplied by MELA to Skysite under this Agreement. Subject to the limitations set forth in this section, MELA shall pay any final judgment entered against Skysite on such issue in any such claim, suit or proceeding defended by MELA. MELA's obligation under this section shall be subject to the conditions that Skysite provide MELA notice of any such claim, suit or proceeding promptly after Skysite shall receive notice or obtained knowledge thereof, and, at Skysite's expense, provide full information and assistance as reasonably requested by MELA in such defense. MELA reserves the right in the event of any such claim, suit or proceeding to modify or replace the affected Products to eliminate the alleged infringement or to give Skysite a refund of the price of the affected Products, in which event, MELA shall have no further liability to Skysite except for its obligation to indemnify and defend Skysite against third party claims as set forth in this Section 14.1

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14.2   Notwithstanding the foregoing, MELA shall have no liability for or any responsibility with respect to any infringement arising out of: (a) the combination of any Products with any other product whether or not furnished to Skysite by MELA; or (b) modification of any Products unless such modification was made by MELA. MELA shall not be liable for any costs or expenses incurred without MELA's prior written authorization, and in no event shall MELA's total liability to Skysite under, or as a result of compliance with, this section exceed the aggregate sum paid to MELA by Skysite for the affected Products. The foregoing states the entire responsibility of MELA and the exclusive remedy of Skysite with respect to any alleged intellectual property right infringement or violation in connection with Products, and MELA shall in no event be liable for loss of use or for incidental, indirect or consequential damages, whether in contract or in tort, by virtue of any such infringement or violation. No sale under this Agreement shall convey any license by implication, estoppel or otherwise under any proprietary or patent rights of MELA except for the right to resell Products in accordance with this Agreement.

XV.    Arbitration

15.1 Except as hereinafter provided, all disputes arising out of or in any manner relating to this Agreement which the parties do not resolve in good faith within ten days after either party notifies the other of its desire to arbitrate such dispute or controversy shall be settled by arbitration by a single arbitrator in accordance with the then standard prevailing commercial rules, as modified or supplemented by this article, of the American Arbitration Association ("AAA"). The arbitration shall be held in Washington, D.C. The arbitration award shall be in writing and shall specify the factual and legal bases of such award. The arbitration award shall be final and binding, and a judgment consistent therewith may be entered by any court of competent jurisdiction. The parties agree that the arbitration award shall be treated confidentially, and the parties shall not, except as otherwise required by law or court order, disclose the arbitration award to any third party, excluding personnel in their affiliated companies and their attorneys and accountants with a need to know, provided that such recipients agree to be bound by the same restrictions as are contained in this Agreement. The arbitrator shall not have the power to render an award of punitive damages. To the extent of any conflict, this article shall supersede and control AAA rules.

15.2 Nothing in this article shall be construed to preclude or in any way prohibit MELA from (1) seeking any provisional remedy, such as injunction or a temporary restraining order, to enforce Articles X and XI of this Agreement or
(2) instituting or prosecuting to judgment any lawsuit in any court of competent jurisdiction to collect any moneys due from Skysite.

15.3 Except as provided in this section, neither MELA nor Skysite shall have the right to take depositions or obtain discovery of documents or other information which is relevant to the subject matter of any arbitration which is required under Section 15.1 of this Agreement. After the appointment of the arbitrator, MELA and Skysite shall agree on (1) a reasonable number of and schedule for depositions which the parties may take and (2) a reasonable scope and schedule for the production of documents or other information which is relevant to the subject matter of the arbitration. If MELA and Skysite cannot reach agreement on the number of depositions, the scope of

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production of documents or other information and the schedule therefor, the arbitrator shall make such determination(s). All discovery shall be completed no later than 30 days prior to the arbitration hearing. The arbitrator shall have the power to enforce any discovery agreed upon by the parties or otherwise required to be taken pursuant to this section by imposing the same terms, conditions, sanctions and penalties as can be or may be imposed in like circumstances in a civil action by the Washington, D.C. Court, except the power to order the arrest or imprisonment of a person.

15.4 No later than 30 days prior to the arbitration hearing, each party shall produce to the other party and the arbitrator lists of the witnesses, documents and other information which such party intends to use at the arbitration hearing.

XVI.  General Provisions

16.1 A "Force Majeure Event" shall mean any one or a set of the following circumstances which prevent or materially hinder or impede Company's performance under this Agreement: (a) riot, strike or other similar concerted labor difficulty; (b) war, insurrection, rebellion or civil disturbance; (c) governmental action, inaction or authority; (d) fire, flood, freezing, storm or other violence of nature; or (e) any other circumstance or set of circumstances, whether similar or dissimilar to the foregoing, which is beyond the reasonable control of MELA. MELA shall not be liable for any delay or failure of performance which is caused by a Force Majeure Event.

16.2 Skysite shall not assign or otherwise transfer this Agreement or any interest in this Agreement or rights under this Agreement without the prior written consent of MELA. Any such purported assignment or transfer shall be null, void and of no effect.

16.3 No waiver of, or the failure of either party to require strict compliance with, any provision of this Agreement in any respect shall be deemed to be a waiver of such party's right to insist upon strict compliance with such provision or with all other provisions of this Agreement. No waiver by either party of any breach of or default under this Agreement shall constitute a waiver of any other or subsequent breach or default. No waiver shall be binding unless duly executed in writing by the party against whom the waiver is sought to be enforced.

16.4 This Agreement supersedes any and all prior understandings and agreements, whether oral or written, entered into between Skysite and MELA with respect to the subject matter of this Agreement and each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by either party to the other, except as are expressly set forth in the Agreement.

16.5 This Agreement shall not be subject to change or modification, except by Agreement in writing duly executed by the parties.

16.6 If and to the extent that any provision of this Agreement shall be determined by any legislature or court of competent jurisdiction to be in whole or in part invalid or unenforceable, such provision or

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part shall be deemed to be surplusage and to the extent not so determined to be invalid or unenforceable, each remaining provision of this Agreement shall remain in full force and effect.

16.7 All notices, demands and requests which may be given or which are required to be given by either party to the other must be in writing. All notices, demands and requests by the Buyer or Seller shall be sent by express, registered or certified mail, return receipt requested, postage prepaid, or by overnight courier service such as Federal Express, and addressed as follows, or to such other address as a party may specify by duly given notice:

     IF TO MELA:     Mitsubishi Electronics America, Inc.
                     12007 Sunrise Valley Drive, Suite 220
                     Reston, VA 20191
                     Attn: General Manager
                     Telecommunications and Network Systems Division

     IF TO SKYSITE:  Skysite Communications Corporation
                     11500 Sherman Way
                     North Hollywood, CA 91605
                     Attn: CEO

Notices, demands and requests by the Seller or Buyer when given in the manner aforesaid through the mail will be deemed sufficiently served or given for all purposes hereunder three (3) business days (days national banks are open for business) after the date such notice, demand or request is so mailed, whether or not actually received and the next business day after sending by overnight courier. The parties shall notify the other (in the manner set forth above) of any change in address, such notice to be effective ten (10) days after given.

16.8 All headings contained in this Agreement are for convenience of reference and shall have no effect in the interpretation of any language contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

MITSUBISHI ELECTRONICS                     SKYSITE COMMUNICATIONS
AMERICA, INC.                               CORPORATION

Name:  Kiyoshi Sayamoto                    Name:  Philip A. Kernan, Jr.
     -----------------------------------        --------------------------------

Title:  Vice President & General Manager   Title: President & CFO
      ----------------------------------         -------------------------------

Signature:  /s/ Kiyoshi Sayamoto           Signature:  /s/ Philip A. Kernan, Jr.
          ------------------------------             ---------------------------

Date:  November 6, 1997                    Date:  21 November 1997
     -----------------------------------        --------------------------------

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